Exhibit 10.11

Date: June 24, 2008

To

Mr. Mike Kelly

Dear Mr. Kelly,

Eyeblaster, Inc. (the “Company”) is thankful for your service as the Chairman of the Company’s Board of Directors (the “Board”). We have accepted your request to resign from the Chairman position and are delighted that you have agreed to remain in the position of a Board Member. This agreement sets forth the understandings with respect to the change in your position in the Board and hereby amends and replaces that certain Letter-Agreement dated February 5th, 2008, that was entered into with respect to your position as Chairman of the Board (the “Letter-Agreement”) and amends the related Option Award Agreement.

In full consideration of your services as a member of the Board, as of July 1st, 2008 you shall be entitled to the following:

(i)	Cash compensation. The cash compensation which was granted to you in the Letter-Agreement will terminate as of June 30, 2008. As of July 1, 2008, you may be entitled to such cash compensation (which may be paid retroactively) as may be determined, and may be modified, by the Board at its sole discretion, as compensation for non-employee directors.

(ii)	Options. In accordance with the provisions of the Company’s Stock Option and Incentive Plan (the “Plan”) and Option Award Agreement (the “Award Agreement”), the Company, upon your appointment to the Board, granted you, subject to all of the terms and conditions of the Plan, the Award Agreement to be issued pursuant to the Plan and this agreement, an option (the “Option”) to acquire 145,264 shares of the Company’s outstanding common stock (the “Option Stock”). The Option to acquire the Option Stock has an exercise price equal to the fair market value of the Common Stock at the date of the grant.

The Vesting Schedule described in the Letter-Agreement and in the Award Agreement will terminate as of June 30, 2008. At such time, a total of 20,336 Options of the Option Stock shall be fully vested (provided that you remain a member of the Board on June 30, 2008). There will be no additional monthly or other vesting of the remaining Option Stock (a total of 124,928 Options, the “Remaining Options”), except as set forth below.

Notwithstanding the foregoing, the Remaining Options will become vested and immediately exercisable upon the occurrence of a Change in Control Event, provided that you remain a member of the Board at the time of the Change in Control Event and, with respect to 114,928 of the Remaining Options (the “CIC Options”), provided further that such event takes place prior to any Expiration Date listed below.

As of July 1, 2008, you will be entitled to additional option grants in accordance with any compensation plan that may be adopted, and may be modified, by the Board at its sole discretion, as compensation for non-employee directors (provided that you shall not be entitled to any option grant thereunder until and to the extent that the aggregate amount of options you would otherwise be entitled to thereunder exceeds 10,000). In lieu of such grant(s), 10,000 of the Remaining Options (the “Directors’ Options”) will remain outstanding, and will be subject to a vesting schedule that will be in accordance with such compensation plan, provided that any of the Directors’ Options or any other options that may be granted to you as part of such compensation plan will not vest until the later of (i) expiration of the CIC Options and (ii) the date they would otherwise vest, including as set forth above with respect to the Remaining Options. The Directors’ Options will expire unvested on July 1, 2009, if the closing of an initial public offering of the Company’s shares (the “IPO”) has not been completed prior to such date.

“Expiration Date” of the CIC Options shall mean the earlier of:

(a)	November 30, 2008 (with respect to Change in Control Event involving any of the companies known to you and to us as “A” and “B”) or September 30, 2008 (with respect to Change in Control Event involving any other company); or

(b)	The closing of the IPO.

The CIC Options will expire unvested if no Change of Control Event occurs as described above prior to the Expiration Date.

“Change of Control Event” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of the Company at the time the Plan is approved by the Company’s shareholders) owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company.

It is understood and agreed that you shall not be deemed to be an employee of the Company, and you acknowledge that this agreement is not an employment agreement. You shall not be entitled to any of the benefits the Company provides to its employees. You agree that you shall be personally responsible for any and all taxes and other payments due on payments received by you from the Company hereunder. In the event any of the provisions of this agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this agreement shall remain in full force and effect.

Neither this agreement nor any rights hereunder may be assigned by you without the prior written consent of the Company. The Company may assign any or all of its rights and obligations hereunder to any of its affiliates or to a successor of the Company as part of a merger, consolidation or sale of all or substantially all of the Company’s business and assets. Subject to the foregoing this agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

This agreement will be governed by and construed under and in accordance with the substantive laws of the State of Delaware without regard to its conflict of law rules. Exclusive venue in any legal proceedings under, or in connection with, this agreement or the transactions contemplated hereby shall be in any federal or state courts of the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS IN DELAWARE AND FURTHER WAIVES ANY CLAIM IT MAY HAVE AT ANY TIME AS TO FORUM NON CONVENIENS WITH RESPECT TO SUCH VENUE.

This agreement supersedes and replaces any existing agreement entered into by you and the Company relating generally to the same subject matter, including the Letter-Agreement (provided, that with respect to the Award Agreement, this agreement only amends and supersedes the Vesting Schedule provided in part I of the Award Agreement) and may be modified only in a writing signed by the Company. Failure to enforce any provision of this agreement shall not constitute a waiver of any term herein. This agreement contains the entire agreement between the parties with respect to the subject matter herein; provided that this agreement shall not in any way derogate from your responsibilities to the Company and its shareholders under applicable law.

Yours truly,

Eyeblaster, Inc.

By:	/s/ Sarit Firon
Name:	Sarit Firon
Title:	CFO

Agreed to as of June 24, 2008:

/s/ Mike Kelly
Name: Mike Kelly